EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings Increase

CORYDON, Ind., Oct. 19, 2018 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:  FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $2.5 million or $0.76 per diluted share for the quarter ended September 30, 2018, compared to $2.1 million or $0.63 per diluted share for the same period in 2017.  The increase in net income is primarily due to an increase in net interest income after provision for loan losses and a decrease in income tax expense partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses increased $319,000 for the quarter ended September 30, 2018 as compared to the quarter ended September 30, 2017. Interest income increased $705,000 when comparing the two periods due to increases in the average balance of interest-earning assets from $711.0 million for the third quarter of 2017 to $739.4 million for the third quarter of 2018 and in the average tax-equivalent yield on interest-earning assets from 3.90% for the third quarter of 2017 to 4.08% for the third quarter of 2018.  The increase in the average tax-equivalent yield for the quarter ended September 30, 2018 compared to the same period in 2017 is primarily due to increases in short-term interest rates and growth in the loan portfolio which carries a higher yield than investment securities.  Interest expense increased $81,000 when comparing the periods as the average cost of interest-bearing liabilities increased from 0.25% to 0.31% and the average balance of interest-bearing liabilities increased from $537.3 million to $554.9 million.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased from 3.65% for the quarter ended September 30, 2017 to 3.77% for the same period in 2018.

Based on management’s analysis of the allowance for loan losses and due primarily to growth in the loan portfolio, the provision for loan losses increased from $150,000 for the quarter ended September 30, 2017 to $455,000 for the quarter ended September 30, 2018.  The Bank recognized net charge-offs of $139,000 for the quarter ended September 30, 2017 compared to $143,000 for the same period in 2018.

Noninterest income decreased $50,000 for the quarter ended September 30, 2018 as compared to the same period in 2017 primarily due to a $97,000 decrease in gains on the sale of loans.  This was partially offset by a $43,000 increase in service charges on deposit accounts.

Noninterest expenses increased $149,000 for the quarter ended September 30, 2018 as compared to the quarter ended September 30, 2017.  Data processing expense, compensation and benefit expense and other operating expenses increased $88,000, $72,000 and $66,000, respectively, when comparing the two periods.  This was partially offset by a $119,000 increase in net gain on foreclosed real estate.

Income tax expense decreased $295,000 for the quarter ended September 30, 2018 as compared to the same period in 2017 primarily due to the Tax Cuts and Jobs Act (“TCJA”) signed into law on December 22, 2017 and the Bank’s investment in a tax credit entity during 2018.  As a result, the effective tax rate for the quarter ended September 30, 2018 was 17.3% compared to 28.1% for the same period in 2017.

For the nine months ended September 30, 2018, the Company reported net income of $6.8 million or $2.03 per diluted share compared to net income of $5.9 million or $1.76 per diluted share for the same period in 2017.

Net interest income after provision for loan losses increased $1.1 million for the nine months ended September 30, 2018 compared to the same period in 2017.  Interest income increased $1.6 million when comparing the two periods, due to increases in the average balance of interest-earning assets from $708.8 million for 2017 to $726.3 million for 2018 and in the average tax-equivalent yield on interest-earning assets from 3.80% for 2017 to 3.96% for 2018.  Interest expense increased $113,000 as the average cost of interest-bearing liabilities increased from 0.26% for 2017 to 0.28% for 2018 and the average balance of interest-bearing liabilities increased from $542.6 million for the nine months ended September 30, 2017 to $550.3 million for the same period in 2018. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased from 3.54% for the nine months ended September 30, 2017 to 3.68% for the nine months ended September 30, 2018.

The provision for loan losses was $968,000 for the nine months ended September 30, 2018 compared to $617,000 for the same period in 2017.  The Bank recognized net charge-offs of $423,000 for the nine months ended September 30, 2018 compared to $466,000 for the same period in 2017.

Noninterest income decreased $97,000 for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017.  The decrease was primarily due to decreases in gains on the sale of loans and gains on the sale of securities of $178,000 and $149,000, respectively, when comparing the two periods, partially offset by a $207,000 increase in service charges on deposit accounts.  Losses totaling $96,000 were recorded during 2018 due to the sale of certain municipal securities.

Noninterest expenses increased $1.1 million for the nine months ended September 30, 2018 as compared to the same period in 2017, primarily due to increases in compensation and benefit expense of $474,000, data processing expense of $270,000 and net loss on foreclosed real estate of $191,000 when comparing the two periods.

Income tax expense decreased $997,000 for the nine months ended September 30, 2018 as compared to the same period in 2017 resulting in an effective tax rate of 14.8% for the nine months ended September 30, 2018, compared to 27.1% for the same period in 2017.  As discussed above, the decrease in the effective tax rate is primarily related to the TCJA and anticipated tax credits from the Bank’s investment in a tax credit entity.

Total assets as of September 30, 2018 were $790.5 million compared to $759.0 million at December 31, 2017.  Cash and cash equivalents and net loans receivable increased $24.2 million and $18.8 million, respectively, which was partially offset by a decrease in investment securities of $18.0 million.  Loan growth was primarily due to increases in commercial mortgage loans, other consumer loans and land loans of $6.2 million, $4.7 million and $4.1 million, respectively.  Deposits increased $37.5 million to $702.1 million at September 30, 2018 due primarily to increases in savings accounts and both noninterest-bearing and interest-bearing demand deposits.  The Bank had no borrowed funds at September 30, 2018 as the $10.0 million in outstanding advances from the Federal Home Loan Bank as of December 31, 2017 were paid off.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $7.7 million at December 31, 2017 to $6.6 million at September 30, 2018.

At September 30, 2018, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC.  For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
OPERATING DATA	2018	2017	2018	2017
(Dollars in thousands, except per share data)

Total interest income	$21,260	$19,649	$7,433	$6,728
Total interest expense	1,161	1,048	424	343
Net interest income	20,099	18,601	7,009	6,385
Provision for loan losses	968	617	455	150
Net interest income after provision for loan losses	19,131	17,984	6,554	6,235

Total non-interest income	4,960	5,057	1,698	1,748
Total non-interest expense	16,146	15,004	5,195	5,046
Income before income taxes	7,945	8,037	3,057	2,937
Income tax expense	1,178	2,175	530	825
Net income	6,767	5,862	2,527	2,112
Less net income attributable to the noncontrolling interest	10	10	3	3
Net income attributable to First Capital, Inc.	$6,757	$5,852	$2,524	$2,109

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$2.03	$1.76	$0.76	$0.63

Diluted	$2.03	$1.76	$0.76	$0.63

Weighted average common shares outstanding:
Basic	3,327,710	3,324,550	3,329,833	3,326,513

Diluted	3,333,530	3,329,111	3,334,804	3,329,549

OTHER FINANCIAL DATA

Cash dividends per share	$0.69	$0.64	$0.23	$0.22
Return on average assets (annualized)	1.16%	1.03%	1.28%	1.11%
Return on average equity (annualized)	11.22%	9.92%	12.42%	10.42%
Net interest margin	3.75%	3.61%	3.85%	3.70%
Interest rate spread	3.68%	3.54%	3.77%	3.65%
Net overhead expense as a percentage of average assets (annualized)	2.78%	2.65%	2.64%	2.66%

	September 30,	December 31,
BALANCE SHEET INFORMATION	2018	2017

Cash and cash equivalents	$50,151	$25,915
Interest-bearing time deposits	8,935	9,258
Investment securities	253,213	271,173
Gross loans	432,602	413,252
Allowance for loan losses	4,179	3,634
Earning assets	722,727	701,095
Total assets	790,541	758,956
Deposits	702,079	664,562
Advances from Federal Home Loan Bank	-	10,000
Stockholders' equity, net of noncontrolling interest	81,235	80,938
Non-performing assets:
Nonaccrual loans	2,412	2,536
Accruing loans past due 90 days	225	291
Foreclosed real estate	3,142	3,971
Troubled debt restructurings on accrual status	848	858
Regulatory capital ratios (Bank only):
Tier 1 - average total assets	9.52%	9.67%
Tier 1 - risk based assets	13.70%	13.80%
Total risk-based	14.48%	14.49%